EXHIBIT 7.1

Joint Filing Agreement
Pursuant to Rule 13d-1(k)
THIS JOINT FILING AGREEMENT is entered into as of November 12, 2020, by and among the parties hereto.  The undersigned hereby agree that the Statement on Schedule 13D with respect to the Class I Units of CPG Cooper Square International Equity, LLC, a Delaware limited liability company (the “Issuer”), and any amendment thereafter signed by each of the undersigned shall be (unless otherwise determined by the undersigned) filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Joint Filing Agreement to be duly executed as of this 12th day of November, 2020

CHAD M. CLARK

By: /s/ Chad M. Clark                                 Date: November 12, 2020

MATTHEW C. PICKERING

By: /s/ Matthew C. Pickering                   Date: November 12, 2020